EXHIBIT 12

                            THE BANK OF NEW YORK COMPANY, INC.
                         Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                     and Distributions on Preferred Trust Securities
                                 (Dollars in millions)

                                          Three Months Ended  Six Months Ended
                                                June 30,            June 30,

                                              2000    1999        2000    1999
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $  590  $  539      $1,152  $1,067
Fixed Charges, Excluding Interest
  on Deposits                                  132     107         256     228
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits       722     646       1,408   1,295
Interest on Deposits                           521     324         992     641
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $1,243  $  970      $2,400  $1,936
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $  123  $   99      $  237  $  212
One-Third Net Rental Expense*                    9       8          19      16
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                  132     107         256     228
Interest on Deposits                           521     324         992     641
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  653  $  431      $1,248  $  869
                                            ======  ======      ======  ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS                   $   28  $   28      $   57  $   56
-------------------------------
                                            ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                5.47x   6.04x       5.50x   5.68x
Including Interest on Deposits                1.90    2.25        1.92    2.23

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON PREFERRED TRUST SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                4.51    4.79        4.50    4.56
Including Interest on Deposits                1.83    2.11        1.84    2.09

*The proportion deemed representative of the interest factor.